Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS DERMAPACE CLINICAL TRIAL TOP LINE DATA AND PRELIMINARY DATA ANALYSIS RESULTS

Thursday, October 8, 2015

9:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s conference call to discuss dermaPACE clinical trial top line data and preliminary data analysis results. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Kevin Richardson, SANUWAVE’s Chairman of the Board and Chief Executive Officer, please go ahead.

Kevin Richardson

Thank you for joining us today. The purpose of the call is to review the results of our supplemental study for dermaPACE treatment of Diabetic Foot Ulcers (DFU’s). Pete Stegagno, our head of regulatory and operations will go into review the top line results. Pete will also review the process SANUWAVE will undergo from here with the FDA. Lisa our Chief Financial Officer, will also provide a brief financial update, which we shall detail greater in November, when we review Q3 results.

As many of you are aware, we have been undergoing the supplemental clinical trial since 2012. As you are also well aware, we have announced previously we will not achieve our primary endpoint of statistical significance vs. sham or 100% wound closure at 12 weeks. Furthermore we’ve previously reported that we have engaged Musculoskeletal Clinical Regulatory Advisers (MCRA) to assist in our submission earlier this year. MCRA has a great track record of getting FDA approvals. Lastly, we reported to you an update on June 30th, in which detailed our meeting from June 6th with the FDA. As you will recall, we came away with the message that the FDA encouraged us to submit our clinical results, so they can examine the totality of the data in determining approval or not. They were well aware of our failure to meet our end point when we held this meeting.

With that as a precursor, we are extremely excited today to report that despite not reaching statistical significance at 12 weeks, our clinical studies show efficacy at 20 weeks on a combined basis. Also importantly in any FDA consideration is the fantastic safety profile exhibited by the dermaPACE product, which showed no negative side effects or adverse occurrences. Given the safety profile and the efficacy of the data at 20 weeks, we are looking forward and feel confident that we will have an approval in the second half of 2016. DO NOT GET me wrong, we still have an uphill battle, but luckily we have a great team internally and externally with MCRA. We are also confident that, given the data and safety profile, we will have success finding a strategic partner to distribute and assist on further development of the dermaPACE product line. The product is extremely important in the wound care space, an area that sorely lacks safe affordable treatment options.

Now let me turn it over to Pete Stegagno, our head of regulatory and operations. Pete

Pete Stegagno

Good morning everyone. I’m going to lead off quickly with preliminary top line results for our primary endpoint for complete wound closure and then provide a background summary of how we got to where we are today. I’ll then go into additional details.

Our primary endpoint for the supplemental clinical trial for dermaPACE in the treatment of diabetic foot ulcers (DFUs) is to measure the rates of complete wound closure at 12 weeks between the active dermaPACE arm and the Sham control arm. As we’ve reported previously, the independent Data Monitoring Committee (DMC) reported that the Bayesian analysis for 12 week wound closure did not meet the Monitoring Success Criterion (MSC) at the two planned analysis milestones of 90 subjects completing 12 weeks and 130 subjects completing 12 weeks. The MSC is a probability distribution called the Posterior Probability. This is calculated by updating the prior probability, that is, the information learned from the closure data in the first trial, by using Bayes' theorem. In statistical terms, the posterior probability is the probability of the dermaPACE arm having a certain rate of closure greater than that of the Sham arm in the second trial, given that certain closure rates in the first trial were observed.

However, our secondary analysis of complete wound closure rates at times after 12 weeks, particularly 20 weeks, shows that the MSC was achieved with a posterior probability value of 0.994. This is good. A value of 0.900 or greater was desired.

Now the boring part, I’m going to quickly rehash some of the history of both this supplemental trial and the first trial upon which the Bayesian informative prior was based upon. To most of you, there’s nothing new here. But for those who have become aware of SANUWAVE recently, this will help you to understand where we’ve been in this journey.

In 2011, we completed a double-blind, randomized, sham-controlled parallel group clinical trial performed at clinical sites in the U.S. and Europe. I know that’s a mouthful, but we are still one of a select few companies that have designed and conducted such a stringently controlled diabetic foot ulcer study for a medical device. While the rate of 100% percent closure of wounds by 12 weeks was favorable for the dermaPACE arm vs. the sham-control arm, the rate difference between the two arms was not statistically significant. However, statistical significance was demonstrated at later time points beginning at 20 weeks after the first device application.

Importantly, there were no meaningful statistical differences in the adverse event rates between the dermaPACE treated patients and the sham-control group. In short, the device was recognized as being very safe. There were no issues regarding the tolerability of the treatment, which suggests that a second course of treatment, if needed, is a clinically viable option.

After having submitted a PMA to FDA, we agreed with FDA’s recommendation to conduct a supplementary clinical trial taking into account knowledge gained from the initial/first trial. Our current supplemental clinical trial began enrolling subjects in the summer of 2013. The clinically meaningful results from the first trial were used to build a protocol for the current supplemental trial.

The current study design was identical to that of the first trial except for additional treatment applications. In the first study, a diabetic foot ulcer was treated 4 times in the first two weeks of the 24 week trial. After the treatments were completed, the patient continued to receive standard of care treatment while routinely being followed every two weeks out to 24 weeks. In the current supplemental trial, the same 4 treatments were applied in the first two weeks. However, up to 4 additional treatments were applied, two weeks apart, out to the 10th week of the study. As in the first trial, once treatments were completed, the patient continued to receive standard of care and was followed out to 24 weeks.

A key aspect of the current supplemental trial was that the framework for the statistical analysis is a Bayesian approach. We worked closely with FDA to develop the statistical plan. A substantial component of this work involved using Bayesian statistical principles to define the dermaPACE treatment benefit established in our previously conducted pivotal study. Bayesian designs are supported by the FDA where there is strong prior evidence that can be incorporated into the clinical study design. This statistical plan incorporated the prior positive information regarding complete wound closure after one treatment cycle to bear on the design of the supplemental clinical study.

Under this Bayesian design, an independent Data Monitoring Committee (DMC) was set up in order to review primary efficacy results at pre-defined patient enrollment milestones during the course of the trial. The purpose of the DMC was to determine the time at which the rate of complete closures in each group are indicative of study success as well as to review safety data. The DMC met twice, first in August 2014 after the 90th patient completed the initial 12 week efficacy phase of the trial. The second meeting was in May 2015 after the 130th patient completed the initial 12 week efficacy phase of the trial. In both cases, the DMC came back to us with the finding that the rates of wound closure between dermaPACE and sham at 12 weeks did not meet the pre-defined monitoring success criterion. In layman’s terms, the difference of the rates of wound closure between the two arms at 12 weeks was not sufficient to declare success. The DMC was tasked to analyze only the wound closure data up to the first 12 weeks of the study. They remained blinded to any data after 12 weeks. Based upon the positive results of wound closure after 12 weeks in the first trial, the DMC requested to be able to analyze wound closure data after 12 weeks. Very importantly, the DMC stated that they did not see any safety issues associated with the dermaPACE device.

Based upon the DMC request to analyze data after 12 weeks, we proposed to the FDA to add additional analyses of wound closure after 12 weeks and up to and including 24 weeks. Also, various co-variate analyses were proposed. In June of this year, we met with FDA to discuss these proposals. The FDA stated they were on-board with our plan to analyze additional secondary objectives, but that we should maintain the prospectively defined primary endpoint of complete closure at 12 weeks. They also stated that they will review a PMA submission and make a final decision on approvability taking into account the totality of the results, looking at primary and secondary endpoint analyses as well as sub-group analyses. Importantly, all efficacy data will be reviewed in the context of the benefit and risk profile.

We made a decision to stop enrollment in the trial after the 130th subject was randomized in November, 2014. That patient completed the 24 week trial period in May of this year. We froze the data and locked the database in late August and the datasets were sent to our statistician for analysis. We have been reviewing portions of the dataset analysis for only a few days and we are able to release top line data now. We are continuing to analyze the tables for secondary and subgroup analyses.

As I have just reported, success for the pre-defined primary endpoint comparing the rates of complete wound closure in patients at 12 weeks occurring between the active, dermaPACE arm and the in-active Sham arm was not achieved under the Bayesian statistical design. However, a secondary analysis was performed using the same endpoint, but analyzed using the occurrence of complete wound closures at later times in the study. At 20 weeks, the dermaPACE arm demonstrated superiority over the sham arm with a posterior probability of 0.994. To put this number relative to earlier analyses, the minimum success criterion for the analysis for 90 subjects at 12 weeks was 0.965 (which we didn’t meet in that analysis). So we are pleased with this value.

Essentially, the Bayesian study design utilized the data from the two studies to determine the final results. If we put this into the context of a Frequentist analysis of the combined studies, we will see:

That at 12 Weeks: 21.68% (36/166) of patients treated with dermaPACE achieved complete wound closure vs. 17.72% (28/158) of sham control patients (p=0.356). A p value less than 0.05 shows statistical significance.

Now looking at 20 Weeks: 36.74% (61/166) of patients treated with dermaPACE achieved complete wound closure vs. 24.05% (38/158) of sham control patients. The p value for this set of results is p=0.014. Again, any value below 0.05 is statistically significant.

Importantly, there were no serious and related adverse events associated with dermaPACE treatment reported during the course of the two studies, and no issues regarding the tolerability of the treatment.

Rates of complete wound closure in the supplemental trial were higher for both arms when compared to the first trial. The wound closure rates for the sham arm were higher than predicted and led to the lack of statistical significance at 12 weeks and later. After Week 12 and up to Week 20, wound closure rates accelerated for the dermaPACE arm, doubling the rate of sham but were not sufficient to gain statistical significance. The same effect of rate acceleration for dermaPACE was seen in the first DFU trial. This increase in closure rates up to Week 20 helped to maintain the composite statistical significance for the dermaPACE arm.

We have just begun an in-depth analysis of the trial results. What has been presented is a small sample size of the anticipated, final dataset analysis that will be included in our PMA submission. We will be analyzing patient demographics, standard of care, and site to site performance to identify possible influences on the final results. SANUWAVE will be working closely with Musculoskeletal Clinical Regulatory Advisers (MCRA) in developing a submission strategy and to serve as the key element in communication with FDA during the pre and post PMA submission process. We are now anticipating submitting a PMA to FDA in early Q1 of 2016.

Even though the preliminary data in the supplemental trial did not produce results as dramatic as the first trial, we still see a positive effect from the dermaPACE device on the treatment of DFUs. In all areas, the dermaPACE arm outperformed the Sham arm, although not sufficiently to attain significance as a stand-alone trial. However, the composite numbers of the two trials demonstrate a clearly significant device effect on wound treatment.

Diabetes is common, disabling and deadly. In the U.S., diabetes has reached epidemic proportions. According to the American Diabetes Association, the annual cost of diabetes, which affects 22.3 million people in the United States, was $245 billion in 2012. This figure comprises $176 billion in excess healthcare expenditures and $69 billion in reduced workforce productivity. Diabetic foot ulcers are estimated to occur in up to 25% of patients with diabetes resulting in 3 million diabetic foot ulcers annually in the U.S. alone. More than half of all foot ulcers will become infected, thus requiring hospitalization, and 1 in 5 will require an amputation that carries a high risk of mortality. Clinical care and related costs and annual incremental healthcare costs ranged from $11,710 to $16,883 per patient with a foot ulcer in addition to the costs associated with diabetes itself. Direct and indirect costs of an amputation range from $20,000 to $60,000 per patient. Advanced, cost-effective treatment modalities for diabetes and its co-morbidities, including diabetic foot ulcers, are in great need, yet in short supply, globally. According to the American Diabetes Association, by the year 2025 the prevalence of diabetes is expected to rise by 72% to 324 million people worldwide.

SANUWAVE’s two studies were conducted using the most rigorous and stringent type of controls, namely double-blind, randomized, and multi-site. Absolutely no method of surgical closure was allowed. We are excited about the positive data generated by the two studies; data which we believe demonstrates clinical relevance with statistical significance in wound closure performance at Week 20. Additionally, this device has a strong benefit/risk profile. We firmly believe this confirms the clinical utility of dermaPACE® in treating and managing diabetic foot ulcers and that this device can provide an effective, reliable, and low cost solution to a dire need.

I’ll send it back to Kevin now. Kevin

Kevin Richardson

Now let me turn it over to Lisa Sundstrom, our chief Financial Officer for a brief financial update. Lisa

Lisa Sundstrom

Thank you and good morning to everyone

While the company has been focused on the DFU study, we have also been watching our expenditures and cash outlays. We have successfully lowered our monthly burn rate to $250 to 300K exclusive of FDA submission costs.

In the third quarter, we completed the sale of OssaTron device and parts inventory to Premier Shockwave for $100K and only two weeks into the fourth quarter we have four device sales, the same quantity as Q4 2014. These new devices were sold in Korea and Europe.

We are currently reviewing term sheets for bridge financing to fund our operations into the first quarter of 2016. We hope to have this finalized later this month. At the same time, we continue to have active discussions with multiple companies regarding various strategic options. Some of these options include strategic investment, licensing or royalty agreements for dermaPACE,

partnerships to distribute dermaPACE,

sale of the dermaPACE technology, or

sale of the entire company.

We are also preparing to come to market with an equity raise of $5 – 10M if none of the strategic options offer us a favorable deal for the company and our investors.

We believe the release of this data on our study and the continued information that we learn from further analysis will provide the necessary push to move some of our discussions regarding strategic options to a more formal stage.

Thank you to everyone for their continued support and we look forward to what the future will hold.

Kevin Richardson

Thanks Lisa

Let me touch briefly on what you can expect from SANUWAVE in the coming months. Pete has highlighted the FDA process, so I do not need to further review. At a corporate level we have NDAs signed with potential strategic partners who have been waiting on the top line data. We will be meeting with them over the next month in an effort to find the right partner for SANUWAVE going forward. We believe it best for the product to find a partner with an established wound care sales force, to drive success upon approval. We will not be held hostage to that process so we are also exploring financings both in the short term and longer term, both with the goal of limiting dilution but providing the flexibility to have success with the dermaPACE product. We will update investors during the next conference call on both of these inititiatives.

Before we go into Q&A let me conclude with the following remarks.

1)

We are excited about achieving statistical significance at 20 weeks, we know we have a tough road with the FDA given not achieving significance at 12 weeks, but given the risk benefit profile we are very hopeful by this time next year we will be discussing positive results with the FDA

2)	We have lowered our cash burn and are beginning to see an increase in device demand from Europe and Korea, and we would expect this trend to continue into 2016
3)	We began a process to partner with a distribution partner, now that we have our top line data, we would expect things to move forward to a more conclusive interaction sometime in the next 3 months.
4)	We have also lined up potential partners who can assist us in a bridge fashion to get us to a conclusion with the potential partners.
5)	We will also look to raise capital so as not to be held hostage in any negotiation with a potential partner

Our goal at SANWUAVE is to drive and create shareholder value. We have been focused on the DFU trial and have also begun non-medical initiatives, which we will discuss on the next call. We have a great technology and team.

With that, let’s open it up to questions

I will now open up the call for your questions. Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

As I have said before, we are fortunate to have a very loyal and supporting shareholder base. We are committed to doing the things necessary to build a world class medical device company with disruptive and in some cases revolutionary technologies.